Exhibit 10.31
Non-Qual Monthly After 1 yr Vest
DIGITALGLOBE, INC.
2007 EMPLOYEE STOCK PLAN
Stock Option Award Agreement
You are hereby awarded the following stock option (the “Option”) to purchase Shares of DigitalGlobe, Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (the “Award Agreement”) and in the DigitalGlobe, Inc. 2007 Employee Stock Option Plan (the “Plan”). This Option may not be exercised until you have read this Agreement and electronically accepted the award by pushing “Accept”.
By accepting this award, you agree to be bound by all of the Plan’s terms and conditions, and all of the terms and conditions set forth below. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors or any Committee appointed by the Board to administer the Plan, and shall (in the absence of material and manifest bad faith or fraud) be final, conclusive and binding on all parties, including you and your successors in interest. Terms that begin with initial capital letters have the special meanings set forth in the Plan or in this Award Agreement (unless the context indicates otherwise).
1. Term of Option. Unless other specified in writing by the Company, the term of the Option will expire at the earlier of 5:00 p.m. (M.D.T. or M.S.T., as applicable) 10 years after the Grant Date.

Type of Stock Option:	Non-Qualified Stock Options

Number of Shares subject to Option:	Option Exercise Price per Share: $

Grant Date:

Vesting Schedule:	(Establishes your rights to exercise this Option with respect to the Number of Shares stated above, subject to any shareholder approval requirement set forth in the Plan.)

25% on the first anniversary of the Grant Date, and 1/36th of the remaining 75% thereafter on each of the first 36 monthly anniversaries of the Grant Date (subject to your Continuous Service through each such date)

Non-Qual Monthly After 1 yr Vest
2. Manner of Exercise. The Option shall be exercised in the manner set forth in the Plan, using the exercise form required by the Committee. The amount of Shares for which the Option may be exercised is cumulative; that is, if you fail to exercise the Option for all of the Shares vested under the Option during any period set forth above, then any Shares subject to the Option that are not exercised during such period may be exercised during any subsequent period, until the expiration or termination of the Option pursuant to Sections 2 and 5 of this Award Agreement and the terms of the Plan. Fractional Shares may not be purchased.
3. Termination of Continuous Service. If your Continuous Service with the Company is terminated for any reason, this Option shall terminate on the date on which you cease to have any right to exercise the Option pursuant to the terms and conditions set forth in Section 6 of the Plan.
4. Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the acceptance of this Award, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement in the form required by the Committee (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company’s HR Manager or such other person designated by the Company in writing.
5. Restrictions on Transfer of Awards. This Award Agreement and the Option may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. If the Committee permits any such transfer, any transferee shall succeed and be subject to all of the terms of this Award Agreement and the Plan.
6. Conditions on Issuance of Shares; Transfer Restrictions. Notwithstanding any other provision of the Plan or of this Award Agreement, unless authorized by the Committee in writing, any Shares issued pursuant to this Award Agreement shall be non-transferable except in accordance with Section 7 above.
7. Taxes. You acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Committee shall have any obligation whatsoever to pay such taxes; provided that the Company’s obligation to withhold taxes with respect to the issuance of Shares pursuant to exercise of the Option shall be satisfied by any method acceptable to the Committee. In the event that any payment or benefit received or to be received by you pursuant to the Plan or otherwise (collectively, the “Payments”) would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), notwithstanding the other provisions of this Award Agreement, the Plan, or any other agreement or arrangement (but subject to any contrary provisions of any separate unexpired written employment or other written agreement between you and the Company), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, they shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to you, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision). The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties. The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.

Non-Qual Monthly After 1 yr Vest
8. Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you generally shall be in writing and generally shall be delivered electronically, personally, or by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Any notice or communication required or permitted by any provision of this Award Agreement to be given by you must be in writing and delivered personally or by certified mail, return receipt requested, addressed to the Company’s HR Manager at its corporate headquarters. Each party may, from time to time, by notice to the other party hereto, specify a new e-mail or address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.
9. Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.
10. Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 13 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects your rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code). Notwithstanding the foregoing, the Committee may, however, take any action permitted by Section 11 of the Plan without your written consent.
11. Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.
12. Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.
13. Plan Governs. By accepting this Option award, you acknowledge that you have reviewed the terms of the Plan as provided on this website or the Company’s webite at http://dgportal/dms/CorporatePolicies/2007StkPlan.pdf and that your Option is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Option is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

Non-Qual Monthly After 1 yr Vest
14. Investment Purposes. By accepting this Option award, you represent and warrant that any Shares issued to you pursuant to your Options will be held for investment purposes only for your own account, and not with a view to, for resale in connection with, or with an intent in participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.
15. Not a Contract of Employment. Nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause. You are an at-will employee who may be terminated at any time and for any or no reason. You further acknowledge that the Company would not have granted this Option award to you but for these acknowledgments and agreements.
16. Long-term Consideration for Award. By accepting this Option award you acknowledge the terms and conditions set forth in Section 23 of the Plan and that such terms are hereby incorporated by reference and made an integral part of this Award Agreement. An invalidation of all or part of Section 23 of the Plan, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth in this Section 19 of this Award Agreement or Section 23 of the Plan, shall cause this Option award to become null, void, and unenforceable. You further acknowledge and agree that the terms and conditions of this Section and Section 23 of the Plan shall survive both (i) the termination of your Continuous Service for any reason, and (ii) the termination of the Plan, for any reason. You acknowledge and agree that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if you either violate the terms of this Section or Section 23 of the Plan or succeed for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):
(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to you, or any designee or beneficiary of you, pursuant to the Award;

(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by you, or any designee or beneficiary of you.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief. You acknowledge and agree that your adherence to the foregoing requirements will not prevent you from engaging in your chosen occupation and earning a satisfactory livelihood following the termination of your employment with the Company
17. Governing Law. The laws of the State of Colorado shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.